Exhibit 99.1

Alpha Healthcare Acquisition Corp. III Announces Pricing of $150 Million Initial Public Offering

New York, NY, July 26, 2021 (GLOBE NEWSWIRE)

Alpha Healthcare Acquisition Corp. III (the “Company”) announced today that it priced its initial public offering of 15,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading on, July 27, 2021, under the ticker symbol “ALPAU”. Each unit consists of one share of the Company’s Class A common stock and one-fourth of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable and will trade on the Nasdaq.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “ALPA” and “ALPAW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the healthcare industry in the United States. The Company is led by Chairman and Chief Executive Officer, Rajiv Shukla, and Chief Financial Officer, Patrick Sturgeon with Darlene DeRemer, Eugene Podsiadlo and William Woodward serving as independent directors.

BofA Securities, Inc. and PJT Partners LP are acting as joint book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from BofA Securities, Inc., 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or email: dg.prospectus_requests@bofa.com. A registration statement relating to these securities has been declared effective on July 26, 2021 by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on July 29, 2021, subject to customary closing conditions.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Rajiv Shukla

Alpha Healthcare Acquisition Corp. III

(646) 494-3296

info@alphaspac.com